FORM                                             Exhibit 10.27

INDEPENDENCE REALTY TRUST, INC.
2022 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT
AWARD AGREEMENT

To [________________]
You have been granted a Restricted Stock Unit Award (the “Award”) pursuant to the Independence Realty Trust, Inc. 2022 Long Term Incentive Plan (the “Plan”). This Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the potential number of Restricted Stock Units that may vest and be redeemed under this Award and its terms and conditions. The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Award Agreement and the Plan. Capitalized terms used and not defined in this Award Agreement shall have the meanings set forth in the Plan.

Grant Date:	[_______________]
Number of Restricted Stock Units:	[_______________]
Nature of Restricted Stock Units:
Each Restricted Stock Unit subject to this Award (each, an “RSU”) represents the right to receive one Share (or the cash equivalent thereof), pursuant to the terms of this Award Agreement and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable. The Committee will determine in its sole discretion at any time and from time to time whether any vested RSUs will be redeemed with Shares or cash, or any combination thereof.

Vesting Generally:
The RSUs shall vest in equal annual installments, on the first [___] anniversaries of the Grant Date.
In each case, except as otherwise provided herein, vesting is contingent upon your continued employment with the Company through the vesting date. For this purpose, employment with the Company will be deemed to include employment with an Affiliate of the Company (but only for so long as such entity remains an Affiliate of the Company).
Any RSUs that are unvested as of the date your employment with the Company ceases (taking into account any acceleration of vesting) will be forfeited automatically.

Vesting Upon Qualified Termination:
If your employment ceases due to a termination by the Company without Cause within one year following a Change in Control, your death or your Disability (each, a “Qualified Termination”), any remaining unvested RSUs will then vest in full, subject to your satisfaction of the release requirement described below.
The above-described special treatment upon a Qualified Termination is conditioned on your (or, if the case of your death, your estate’s) execution of a general release of claims against the Company and its affiliates in a form prescribed by the Company and to such release becoming irrevocable within 60 days after such termination. If this release requirement is not timely satisfied, all RSUs that would otherwise vest as a result of such termination will instead be forfeited and you (or your estate, as applicable) will have no further rights with respect thereto.

Vesting Upon Retirement
If your employment ceases due to your Retirement, any remaining unvested RSUs will then vest.
For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 shall be satisfied if (1) you complete at least 15 years of service with the Company or its related entities; (2) you attain of age 55; and (3) your combined age and years of service with the Company or its related entities equals at least 70. Solely for purposes of clauses (1) and (3) above, Steadfast Apartment REIT, Inc. and RAIT Financial Trust will be deemed “related entities” with respect to the Company. A separation will only be considered a Retirement if Cause does not exist for your termination and you (i) provided at least six months’ advanced notice to the Company of such separation, (ii) execute, within 60 days following such separation, a non-compete and non-solicitation agreement with a duration of up to three years and that is otherwise in a form prescribed by the Company, and (iii) execute a general release of claims against the Company and its affiliates in a form prescribed by the Company, which release must become irrevocable within 60 days following such separation. Any of the above conditions (i) through (iii) may be waived or modified at the sole discretion of the Committee.
If all of the foregoing requirements are not timely satisfied, all RSUs that would otherwise vest as a result of such separation will instead be forfeited and you (or your estate, as applicable) will have no further rights with respect thereto.

Voting/Dividend Rights:
You will not have any rights of a stockholder with respect to the Shares underlying the RSUs (such as voting or dividend rights) unless and until those Shares are actually issued to you.
The Company will establish a “Dividend Equivalent Account” with respect to your outstanding RSUs. If any cash dividends are paid with respect to Shares, you will receive a credit to your Dividend Equivalent Account equal to the value of the cash dividends that would have been distributed if you held the number of Shares underlying such RSUs. On the same date that any RSU is redeemed, a cash payment will be paid to you by the Company equal to the amount credited to your Dividend Equivalent Account in respect of that RSU. No interest shall accrue with respect to amounts credited to your Dividend Equivalent Account. If any RSUs are forfeited for any reason, the amounts credited to your Dividend Equivalent Account with respect to such forfeited RSUs will also be forfeited.

Tax Liability and Payment of Taxes:
You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Award Agreement shall be your responsibility. Unless otherwise determined by the Company, a portion of the Shares otherwise distributable in respect of your RSUs will be withheld to satisfy your tax obligations arising with respect to the vesting or issuance of such Shares.

Redemption:
Except as otherwise provided below, payment will be made in respect of vested RSUs (and in respect of any amounts credited to your Dividend Equivalent Account in respect of such vested RSUs) within two and one-half months following the date such RSUs become vested.
The above notwithstanding, if (i) the RSUs are deferred compensation subject to Section 409A of the Code, and (ii) the vesting of RSUs occurs on an accelerated basis (whether due to Retirement, Qualifying Termination, pursuant to Section 3(f)(ii)(A) of the Plan or otherwise), then payment will be made in respect of the vested RSUs (and any amounts credited to your Dividend Equivalent Account in respect of such vested RSUs) within two and one-half months following the earlier of (x) the date such RSUs were otherwise scheduled to vest in the ordinary course, or (y) the date of your death.
If the Committee determines to settle any vested RSU in cash, the amount payable in respect of that RSU will be the Fair Market Value on the first day of the two and one-half month period during which payment is to be made in respect of such RSU.
Notwithstanding any contrary provision of the Plan or this Agreement, the delivery of Shares or cash hereunder will be delayed to the extent necessary to comply with Treas. Reg. § 1.409A-3(i)(2) and may only be accelerated to the extent permitted by Section 409A of the Code.
The Company may unilaterally accelerate payment hereunder in connection with a termination of this arrangement conducted in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
To the extent provided in Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of RSUs if it reasonably determines that such settlement would violate federal securities laws or any other applicable law
To the extent that any payment under this Award is conditioned on the effectiveness of a release of claims, such payment will not be made before the release has become irrevocable. In addition, to the extent that any payment under this Award is conditioned on the effectiveness of a release of claims and the period you are afforded to consider the release spans two calendar years, payment will not commence prior to the second calendar year.

The Award is intended to be exempt from or compliant with the requirements of Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Award.

Undertakings:
The Company may condition delivery of Shares or cash hereunder upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being delivered in compliance with federal and state securities laws.

Transferability:
You may not transfer or assign this Award (or any rights hereunder) for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Company Policies:	By accepting this Award, you agree to be bound by the Company’s policies regarding stock ownership, securities trading and hedging or pledging of securities, as in effect from time to time.
Clawback:
By accepting this Award, you agree to be bound by any current or future clawback or recoupment policy adopted by the Company, as well as any current or future law, regulation or stock exchange listing requirement regarding clawback or recoupment of compensation.

Electronic Delivery of Documents:
You authorize the Company and its Affiliates to deliver electronically any prospectuses or other documentation related to the RSUs and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide you a paper copy of any document also delivered to you electronically. You may revoke this authorization at any time by written notice to the Company.

Miscellaneous:
The issuance of this Award does not confer on you the right to continue in service with the Company for any specific period or otherwise limit the Company’s right to terminate your employment at any time, for any reason.
This Award Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
This Award Agreement and the Award evidenced hereby are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Award can be found in the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan.
As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Agreement and the Plan shall be interpreted by the Committee and that any such interpretation of the terms of this Award Agreement or the Plan, and any determination made by the Committee pursuant to this Award Agreement or the Plan, shall be final, binding and conclusive.
This Award Agreement may be executed in counterparts.
This Award Agreement and the Award granted hereunder shall be governed by Maryland Law (excluding its conflict of law rules).
The invalidity or unenforceability of any provisions of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, which shall remain in full force and effect. In the event that any provision of this Award Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

INDEPENDENCE REALTY TRUST, INC.	PARTICIPANT:

By:
Name:
Title:
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